March 16, 1998

To:  Shareholders of USF&G Corporation

Dear Shareholder:

     We recently sent you proxy material for the proposed merger of USF&G Corporation and The St. Paul Companies, Inc. THE BOARD OF DIRECTORS OF USF&G CORPORATION STRONGLY RECOMMENDS THAT USF&G CORPORATION SHAREHOLDERS VOTE FOR THE MERGER.

     The Board believes that USF&G and The St. Paul represent an excellent strategic fit, and that the merger may result in significant cost savings and synergies for the combined company, which is expected to be the nation's eighth largest property/casualty insurer based on their combined 1996 net written premiums. The merged organization will be able to seek to capitalize on new opportunities domestically and around the world during this time of consolidation in the property/casualty insurance industry.

     Also enclosed with this letter is the Annual Message to Shareholders, which describes the remarkable achievements wrought by the efforts of our employees over the past seven years. It is their efforts which are described in this Annual Message and which have culminated in the proposed merger with The St. Paul Companies. Please take the time to read this, together with the Joint Proxy Statement/Prospectus previously provided.

     Please sign, date and return your proxy cards as soon as possible. We have enclosed an extra proxy card and return postage-paid envelope for your convenience. Since you may hold the USF&G Corporation shares you own in various accounts, you may receive duplicates of this letter and additional proxy cards. To vote all your shares, please cast your ballot on EACH of these proxy cards and return them as soon as possible in the envelopes enclosed. THE BOARD OF DIRECTORS OF USF&G BELIEVES THE PROPOSED MERGER IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE FOR THE MERGER.

     We appreciate your support. Thank you.

     Regards,

               /s/ NORMAN P. BLAKE, JR.
                   Norman P. Blake, Jr.
                   Chairman, President, and
                   Chief Executive Officer

USF&G CORPORATION
ANNUAL MESSAGE TO SHAREHOLDERS

In 1991, the people of USF&G embarked upon a seemingly impossible mission of resurrecting their company...

 ...they have made a difference, created value, developed a unique culture, and achieved what few could have done


USF&G Corporation
Dear Shareholders

[PICTURE - SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

     In 1991, the people of USF&G embarked upon a seemingly impossible mission of resurrecting their company from near financial failure. They dedicated themselves to building a great company by tenaciously developing and implementing a three-phased transformation strategy. The dimensions of the resulting company's greatness would be measured quantitatively in terms of market position, financial strength, profitability, and shareholder value; and, qualitatively, in terms of the skills and creativity of its people, as well as the culture and ethics of its organization. The people of USF&G shared a sense of destiny and possessed a burning desire to "make a difference" in creating value for all stakeholders of their enterprise.

[GRAPH - SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

     In 1998, the value they created made possible the pending merger of their company with The St. Paul Companies. Through the exchange of stock, current investors in USF&G will have the opportunity to become shareholders of the combined St. Paul entity and benefit from the value generated by the combined entity. This merger allows the aspirations of the people of USF&G to live on in the framework of a much stronger and more competitive company which incorporates similar culture, values, and commitment to serve its stakeholders.

     The transformation of USF&G from 1991 to the present involved three stages of development: "fix the foundation," "build with vision," and "leverage leadership." The "fix the foundation" stage was initiated in 1991 and was completed by the end of 1993. During this period of time, the company was fundamentally restructured with a new vitality and strategic direction. The aggressive diversification strategy of the past was abandoned and replaced by a dedicated effort to focus on insurance, which was more consistent with the strengths and knowledge base of the organization. Thirteen noninsurance businesses were disposed of through sale, joint venture, or liquidation. These dispositions allowed resources to be reallocated and concentrated on building strength in the insurance businesses which offered the best opportunity to gain competitive advantage. Our balance sheet was recapitalized, the investment portfolio quality was dramatically improved, reserves were strengthened, and cash flows were aggressively managed. Overall structural costs were lowered. As a result, employment levels were substantially reduced, an unfortunate event that had never happened before in USF&G's history. Both the property/casualty and the life insurance companies exited unprofitable product lines and markets. Most importantly, critical leadership and technical talent was quickly infused at all levels of the organization. By the completion of the "fix the foundation" phase, the requisite leadership and essential resources were in place which enabled us to successfully compete.

[GRAPH - SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

[GRAPH - SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

     In 1994, with a competitive operating platform established, we implemented the second phase of development, "build with vision," by dramatically repositioning both insurance companies into much higher growth and more profitable product/market segments. By year-end 1997, we fundamentally changed the growth and earnings characteristics of USF&G. We developed 21 new product businesses, entered into twelve new markets, and made six acquisitions. The largest and most recent acquisition was Titan Holdings, which further strengthened our position in two specialty segments, non-standard auto and public entities.

     As a result of this product/market refocus, since 1993 the pre-tax operating income of the property/casualty company grew at an average rate of 15 percent per year and its operating margin (i.e., ratio of pre-tax operating income to revenues) increased from 6.5 percent in 1993 to 10.7 percent in 1997. Similarly, the life company's pre-tax operating income improved from a loss of $6 million in 1993 to a profit of $64 million in 1997, while its spreads* on interest-sensitive products increased 165 basis points and its pre-tax operating margin improved from a loss of 1.3 percent in 1993 to a positive margin of 15.8 percent in 1997.

          *Spreads represent the difference between the interest rates earned on invested assets and the interest rates credited to policyholders.

     USF&G's consolidated balance sheet and overall credit ratings improved significantly since the outset of 1991. Financial leverage was dramatically reduced, as the ratio of debt to combined capital securities and equity declined from a high of 65 percent at year-end 1990 to 22 percent by the end of 1997. Similarly, liquidity greatly improved, with the fixed charge ratio* increasing to 5.1 times in 1997. Earnings were inadequate to cover fixed charges in 1990 and 1991. Positive operating cash flow** of $396 million was generated in 1997, compared with negative operating cash flow of $456 million in 1991.

          *Fixed charge ratio compares consolidated earnings to combined fixed charges, distributions on capital securities, and preferred stock dividends.

         **Operating cash flow includes deposits and withdrawals of universal life and investment contracts.

     Obviously, the financial strength and earnings power of the company improved substantially over the last seven years. And that occurred as a result of the initiative and innovation of the people of USF&G, based on a commitment to the corporation's core values. To be quite candid, the spirit of our people and their commitment to our core values are the fuel on which our company's earnings engine runs.

[GRAPH - SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

     In 1997, we entered into our company's third phase of development, "leverage leadership," at a time when the property/casualty insurance market was becoming significantly more challenging, with intensified competition and increasingly more aggressive pricing. Despite an outstanding profit performance in 1997 (49 percent growth in pre-tax operating income over 1996), it was already apparent that we needed more scale in our commodity businesses to achieve operating leverage and a competitive cost position. In addition, we needed a broader product scope and greater market position in our growing specialty businesses to withstand the rigors of the marketplace and to exert a leadership position.

     In mid-1996 we began pursuing large scale acquisitions, joint ventures, and merger opportunities in anticipation of the worsening market environment in our mature, low-growth, consolidating industry. After an exhaustive quest to find the best business combination that would serve the interests of our shareholders, employees, agents/brokers, customers and communities, the Board of Directors, the senior management team and I concluded that a merger with The St. Paul Companies was the proper decision. This combination will provide scale in our commodity businesses and broaden the scope and improve the market position of our specialty businesses. Both The St. Paul and USF&G share strikingly similar cultural values and a sense of responsibility to our various constituencies. Our shareholders will benefit from having an ownership position in a new business combination which is a much stronger and more competitive company, capable of enduring and succeeding in an increasingly tough business environment.

     My fellow shareholders, I believe the people of USF&G have served your interests well over the last seven years. From an operating standpoint, our property/casualty company dramatically improved its underwriting performance by lowering its combined ratio by 13.9 points from 117.2 percent in 1991 to 103.3 percent in 1997. Meanwhile, the composition of its net written premium was dramatically transformed, with 37 percent of 1997 premiums being generated from new products/markets developed since 1993. Similarly, our life company's ratio of operating expenses to revenues declined from a high of 7.9 percent in 1992 to
4.4 percent in 1997. Over 95 percent of its sales in 1997 were derived from new products and markets developed since 1993. And, since consolidated operating profit was restored in 1993, pre-tax operating income grew at an average rate of 32 percent per year with an average pre-tax operating margin of 5.2 percent. Cumulative shareholder return over the 1991-1997 period was 228 percent which compares favorably with 171 percent for the S&P 500. Market value added* improved $952 million. Book equity increased 57 percent and market capitalization grew 320 percent. Since 1992, when USF&G returned to profitability, our return on equity** improved steadily, to 11.4 percent in 1997, and our net income grew at an average rate of 47 percent per year. None of these monumental achievements would have been possible without the tireless dedication of USF&G's talented employees.

          *USF&G defines market value added as the excess of the market value of common and preferred equity over their recorded book values.**

         **Excluding effects of SFAS No. 115.

     In closing, I wish to express to you my sincere appreciation for the opportunity of being chairman of your company. I have been privileged and humbled by the experience of leading such an outstanding group of employees. It is my genuine hope that the people of USF&G know that they have made a difference, created value, developed a unique culture, and achieved what few could have done. I am so proud of what they are and what they have accomplished.


/s/ NORMAN P. BLAKE, JR.
    Norman P. Blake, Jr.
    Chairman, President, and
    Chief Executive Officer

[APPENDIX TO ELECTRONIC FORMAT DOCUMENT]
(List of graphic and image material in Annual Message to Shareholders)


Page 1
PHOTO (caption)
Norman P. Blake, Jr.
Chairman, President, and Chief Executive Officer


Page 2
GRAPH Pre-Tax Operating Income* Performance

Pre-Tax Operating Income (Loss)
$MM
1991                     $(119)
1992                       (62)
1993                        93
1994                       129
1995                       182
1996                       190
1997                       282
32% CAGR** (1993 - 1997)

(footnote) *USF&G defines operating income as net income, excluding realized gains and losses on investments, facilities exit costs/sublease income, branch reorganization severance, results of discontinued operations, extraordinary items, cumulative effects of accounting changes, distributions on capital securities of subsidiary trusts, and certain income tax benefits.

(footnote) **Compound Annual Growth Rate.


Page 3
GRAPH Property/Casualty Underwriting Performance

Combined Ratio*
1991     117.2%
1992     116.9
1993     109.1
1994     108.1
1995     105.8
1996     105.6
1997     103.3
(13.9) pts. (1991 - 1997)

(footnote) *The combined ratio is the sum of the loss ratio (the ratio of incurred losses and loss adjustment expenses to earned premiums) and the expense ratio (the ratio of underwriting expenses, excluding policyholder dividends, to net written premiums), and is calculated in accordance with statutory accounting practices.


Page 4
GRAPH F&G Life Spreads* (on interest-sensitive products)

Spreads
basis points
1991      42 bps
1992      53
1993      10
1994      21
1995      75
1996     135
1997     175
133 bps (1991 - 1997)

(footnote) *Spreads represent the difference between the interest rates earned on invested assets and the interest rates credited to policyholders.


Page 5
GRAPH Cumulative Shareholder Return 1991-1997

Shareholder Return*
USF&G                                     228%
S&P 500                                   171
S&P Property/Casualty Insurance Index**   189

(footnote) *Measured from December 31, 1991. Assumes reinvestment of dividends.

(footnote) **The companies included in the S&P Property/Casualty Insurance Index are: Allstate, Chubb, Cincinnati Financial, General Re, Progressive, SAFECO, The St. Paul Companies, and USF&G.


Page 6 and 7 (highlighted text in margin)
I have been privileged and humbled by the experience of leading such an outstanding group of people.

[END OF APPENDIX TO ELECTRONIC FORMAT DOCUMENT]